Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300
FOR IMMEDIATE RELEASE

BOB SMYTH JOINS CYBEX INTERNATIONAL BOARD OF DIRECTORS

MEDWAY, MA, December 17, 2009 – Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, announced today that Robert E. Smyth has joined the CYBEX Board of Directors.

Bob Smyth most recently served as President of Citizens Bank, Massachusetts, where he was responsible for leading the Commercial Banking business in Massachusetts, New Hampshire, Vermont and Maine as well as coordinating all of Citizen’s business lines in Massachusetts. Before joining Citizens in 2002, he was Regional Vice Chairman for Northeast U.S. Commercial Banking at Key Bank and President of Key Bank’s Albany, New York region. Prior to Key Bank, Bob served as Sr. Vice President of Bankers Trust Company in New York City.

Smyth has a personal and professional commitment to the community. He is currently co-chairing Boston Mayor Tom Menino’s Leadership Council on Homelessness and serves on the Board of the Boston Children’s Hospital, Northeastern University, United Way of Massachusetts Bay, and the Boston Boys and Girls Club. He was Chairman of the 2008 Presidents At Pops event, the largest fundraiser for the Boston Symphony Orchestra, and co-chaired the 2007 Boston Medical Center Gala and the Chairman’s Division of the 2007 United Way Campaign. He has also held active leadership roles in raising funds for local charitable causes including the New England Center for Children, Summer Search, the Mattapan Community Health Center and the Epiphany School.

“We are delighted that Bob Smyth has agreed to join the CYBEX Board.” stated John Aglialoro, Chairman and CEO of CYBEX. “Since Citizen’s is our primary bank, he comes to the Board with a strong knowledge of our Company, and I have learned to trust his judgment. His knowledge of business in general, and the financing arena in particular, will provide valuable insights to the Company.”

Smyth is a graduate of Adelphi University in Garden City, N.Y., where he received an M.B.A. in management and finance. He is also a graduate of Mount St. Mary’s College in Emmitsburg, Md., where he received a Bachelor of Science.

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Commenting on his new involvement with the Company, Smyth stated “I am honored and delighted to join CYBEX’s distinguished Board of Directors, and I look forward to working with John Aglialoro to accelerate the growth of CYBEX and the growth of the global fitness industry.”

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2008, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 26, 2009.

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